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                                                                     Exhibit 4.4

                 FORM OF STOCK AND WARRANT PURCHASE AGREEMENT

Hollis-Eden Pharmaceuticals, Inc.
9333 Genesee Avenue, Suite 200
San Diego, California 92121

The undersigned (the "Investor") hereby confirms its agreement with you as follows:

1. This Stock Purchase Agreement (the "Agreement") is made as of the date set forth below between Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and the Investor.

2. The Company has authorized the sale and issuance of up to 1.8 million (1,800,000) shares (the "Shares") of common stock of the Company, $.01 par value per share (the "Common Stock"), and warrants to purchase an aggregate of up to one hundred and eighty thousand (180,000) shares of Common Stock (the "Warrants" and, together with the Shares, the "Securities"), subject to adjustment by the Company's Board of Directors, to certain investors in a private placement (the "Offering").

3. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor (a) __ shares, for a purchase price of $9.00 per share, or an aggregate purchase price of $__, and
(b) a Warrant to purchase an aggregate of up to __ (__) shares of Common Stock, at an exercise price of $12.00 per share, each pursuant to the Terms and Conditions for Purchase of Securities attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. Unless otherwise requested by the Investor, certificates representing the Shares and the Warrants purchased by the Investor will be registered in the Investor's name and address as set forth below.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

                                            Dated as of: December 11, 2001

                                            ------------------------------------
                                            Investor

                                            By: ________________________________
                                            Print Name: ________________________
                                            Title: _____________________________
                                            Address: ___________________________
                                            ------------------------------------

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AGREED AND ACCEPTED:

Hollis-Eden Pharmaceuticals, Inc.


By:_________________________________
   Daniel D. Burgess
   Chief Operating Officer
   and Chief Financial Officer

                                     ANNEX I

                TERMS AND CONDITIONS FOR PURCHASE OF SECURITIES

     1. Authorization and Sale of the Securities. On or prior to the Closing (as defined in Section 3), subject to the terms and conditions of this Agreement, the Company shall have authorized (a) the sale and issuance of the Shares, (b) the sale and issuance of the Warrants in substantially the form attached hereto as Exhibit A, and (c) the issuance of up to one hundred eighty thousand shares (180,000) shares of the Company's Common Stock upon exercise of the Warrants (the "Warrant Shares").

     2.   Agreement to Sell and Purchase the Securities; Subscription Date.

          2.1 At the Closing (as defined in Section 3), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the Securities set forth on the signature page to which these Terms and Conditions for Purchase of Securities are attached as Annex I (the "Signature Page") at the purchase price set forth on such Signature Page.

          2.2 The Company may enter into this same form of Stock and Warrant Purchase Agreement with certain other investors (the "Other Investors") and complete sales of Securities to them. (The Investor and any Other Investors are hereinafter sometimes collectively referred to as the "Investors," and this Agreement and the Stock and Warrant Purchase Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the "Agreements.") The Company will accept executed Agreements from Investors for the purchase of Securities commencing upon the date on which the Company provides the Investors with the proposed purchase price per Share and the proposed exercise price applicable to the Warrants and concluding upon the date (the "Subscription Date") on which the Company has notified H.C. Wainwright & Co., Inc. (in its capacity as Placement Agent for the Securities, the "Placement Agent") in writing that it is no longer accepting Agreements from Investors for the purchase of Securities.

          2.3 Investor acknowledges that the Company intends to pay the Placement Agent a fee in respect of the sale of Securities to the Investor.

     3. Delivery of the Shares at Closing. The completion of the purchase and sale of the Securities (the "Closing") shall occur at a place and time (the "Closing Date") to be specified by the Company and the Placement Agent, not later than four (4) complete trading days following the Subscription Date unless otherwise extended by the Company, and of which the Investors will be notified in advance by the Placement Agent. At the Closing, (i) the Company shall deliver to the Investor one or more stock certificates representing the number of Shares set forth on the signature page hereto, each such certificate to be registered in the name of the Investor or, if so indicated on the Stock Certificate Questionnaire attached hereto as Exhibit B, in the name of a nominee designated by the Investor, and one or more Warrants issued in the name of the Investor, representing the right to purchase the Warrant Shares at the exercise price set forth therein, and (ii) the Investor shall deliver immediately available funds in the amount of the

                                       1.

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aggregate purchase price for the Securities by wire transfer to an account designated by the Placement Agent.

     The Company's obligation to issue the Securities to the Investor shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of the purchase price for the Securities being purchased hereunder as set forth on the Signature Page hereto; (b) receipt by the Company and the Placement Agent of a complete and executed Investor Questionnaire (as defined in Section 5.1); and (c) the accuracy of the representations and warranties made by the Investors and the fulfillment of those undertakings of the Investors to be fulfilled prior to the Closing.

     The Investor's obligation to purchase the Securities in conditioned upon the accuracy of the Company's representations and warranties contained in this Agreement at the Closing, which condition to closing may be waived by the Investor. The Investor's obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Securities that they have agreed to purchase from the Company.

     4. Representations, Warranties and Covenants of the Company. Except as otherwise described in the Company's regular reports on Form 10-Q and 10-K, as filed by the Company with the Securities and Exchange Commission in 2001 (the "SEC Documents"), in the Company's press releases since September 30, 2001 provided to the Investor (including the documents incorporated by reference therein, the "Company Information"), which qualifies the following representations and warranties in their entirety, the Company hereby represents and warrants to, and covenants with, the Investor, as follows:

          4.1 Organization. The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the business, financial condition, properties or operations of the Company ("Material Adverse Effect"), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

          4.2 Due Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Agreements, and the Agreements have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                       2.

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          4.3 Non-Contravention. The execution and delivery of the Agreements, the issuance and sale of the Securities to be sold by the Company under the Agreements, the issuance of the Warrant Shares, the fulfillment of the terms of the Agreements and the consummation of the transactions contemplated thereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such conflict, violation or default is likely to, individually or in the aggregate, result in a Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its property, where such conflict, violation or default is likely to, individually or in the aggregate, result in a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of the Agreements, the valid issuance and sale of the Securities to be sold pursuant to the Agreements and, upon the exercise of the Warrant on the terms and conditions set forth therein, the valid issuance of the Warrant Shares, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws.

          4.4 Capitalization. The capitalization of the Company is described in the Company's SEC Documents. The Company has not issued any capital stock since September 30, 2001 other than pursuant to employee benefit plans disclosed in the Company's SEC Documents. The Securities to be sold pursuant to the Agreements, and the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized, and when issued and paid for in accordance with the terms of the Agreements and the terms of the Warrants, respectively, will be duly and validly issued, fully paid and nonassessable. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in or contemplated by the Company's SEC Documents, as contemplated by the Company's engagement of the Placement Agent, or as otherwise described in this Agreement, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, registration right, right of first refusal or other similar right

                                       3.

exists with respect to the issuance and sale of the Securities or the issuance of the Warrant Shares. Except as disclosed in the Company's SEC Documents or as otherwise described in this Agreement, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.

          4.5 Legal Proceedings. There is no legal or governmental proceeding pending or, to the Company's knowledge, overtly threatened against the Company or of which the business or property of the Company is or would be subject that is not disclosed in the Company's SEC Documents that is required to be so disclosed.

          4.6 No Violations. The Company is not in violation of its charter, bylaws or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          4.7 Governmental Permits, Etc. With the exception of the matters which are dealt with separately in Sections 4.1, 4.11, and 4.12, the Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted except where the failure to currently possess could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.8 Financial Statements. The financial statements of the Company and the related notes contained in the Company's SEC Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified (subject, in the case of unaudited statements, to normal year-end audit adjustments). Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except (i) as disclosed in the Company's SEC Documents, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements.

          4.9 No Material Adverse Change. Except as disclosed in the Company's press releases since September 30, 2001, there has not been (i) any obligation, direct or contingent, that is material to the Company, incurred by the Company, except obligations incurred in the ordinary course of business, (ii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (iii) any loss or damage (whether or not insured) to the physical property of the Company which has been sustained which, individually

                                       4.

or in the aggregate, has a Material Adverse Effect; or (iv) any other event or change that, individually or in the aggregate, would have a Material Adverse Effect.

          4.10 NASDAQ Compliance. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act and, as of the date hereof, is listed on The Nasdaq National Market (the "Nasdaq Stock Market"), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.

          4.11 Reporting Status. Except as disclosed in the Company's SEC Documents, the Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the SEC's requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading:

               (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "10-K");

               (b) The Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

               (c) All other documents, if any, filed by the Company with the Securities and Exchange Commission since December 31, 2000 pursuant to the reporting requirements of the Exchange Act.

          4.12 Listing. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Securities and the Warrant Shares and the listing of the Shares and the Warrant Shares on the Nasdaq Stock Market.

          4.13 No Material Subsidiaries. The Company has no subsidiaries that, individually or in the aggregate, conduct any material business activities or have any material assets or liabilities.

     5.   Representations, Warranties and Covenants of the Investor.

          5.1 The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an "accredited investor" as defined in Regulation D under the Securities Act and the Investor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Securities; (ii) the Investor is acquiring the Securities in the ordinary course of its

                                       5.

business and for its own account for investment only and with no present intention of distributing any of such Securities or any arrangement or understanding with any other persons regarding the distribution of such Securities; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities or the Warrant Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv) the Investor has answered all questions on the Signature Page hereto and in the Investor Questionnaire previously provided to the Investor in contemplation of this Offering (the "Investor Questionnaire") for use in preparation of the Registration Statement and the answers thereto are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date; (v) the Investor will notify the Company immediately of any material change in any of such information referred to in the preceding clause (iv) until such time as the Investor has sold all of its Securities and the Warrant Shares or until the Company is no longer required to keep the Registration Statement effective; and (vi) the Investor has, in connection with its decision to purchase the Securities, relied only upon the Company Information provided to the Investor by the Company in contemplation of this Offering and the representations and warranties of the Company contained herein. Investor understands that neither the Securities nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor's investment intent as expressed herein.

          5.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Securities or the Warrant Shares, or possession or distribution of offering materials in connection with the issue of the Securities or Warrant Shares, in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or the Warrant Shares or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agent has not been authorized to make any representation or use any information in connection with the issue, placement, purchase and sale of the Securities.

          5.3 The Investor hereby covenants with the Company not to make any sale of the Securities or the Warrant Shares without complying in all material respects with the provisions of this Agreement, including Section 7.2 hereof, and, if applicable, without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied, and the Investor acknowledges that the Warrants, the certificates evidencing the Shares and, if the Warrant Shares are issued, the certificates evidencing the Warrant Shares, will be imprinted with a legend that prohibits their transfer except in accordance therewith. The Investor acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the prospectus forming a part of the Registration Statement (as defined in Section 7.1(a) herein) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such prospectus.

                                       6.

          5.4 The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

          5.5 Other than in a transaction exempt from registration under the Securities Act, the Investor will not, prior to the effectiveness of the Registration Statement, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a "Disposition"), the Common Stock of the Company, nor will Investor engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of Common Stock of the Company by the Investor or any other related or affiliated person or entity. Such prohibited hedging or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Common Stock of the Company or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company.

          5.6 The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

     6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Securities being purchased and the payment therefor, and the issuance of the Warrant Shares.

     7. Registration of the Shares and the Warrant Shares; Compliance with the Securities Act.

          7.1  Registration Procedures and Expenses.  The Company shall:

               (a) subject to receipt of necessary information from the Investors, prepare and file with the SEC, as soon as practicable, but in no event later than thirty (30) days after the Closing Date, a registration statement on Form S-3 (the "Registration Statement") to

                                       7.

enable the resale of the Shares and the Warrant Shares by the Investors from time to time through the automated quotation system of the Nasdaq Stock Market or in privately-negotiated transactions; provided, however, that in the event Form S-3 is not available to the Company at any time after the date of this Agreement, the Company shall file such other form as may be available if holders who hold Shares and/or Warrant Shares with an aggregate market value of at least Five Hundred Thousand Dollars ($500,000) deliver a written request to the Company that the Company do so, where such market value is determined as of the date of such written request. Any such registration statement filed pursuant to the above provision shall be considered a "Registration Statement" for purposes of this Agreement;

               (b) use its reasonable efforts, subject to receipt of necessary information from the Investors, to cause the Registration Statement to become effective as soon as practicable;

               (c) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement current and effective for a period not exceeding, with respect to each Investor's Shares or Warrant Shares, as the case may be, the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which the Investor may sell all Shares and Warrant Shares then held by the Investor without restriction under Rule 144(k) of the Securities Act or (iii) such time as all Shares purchased by such Investor in this Offering and all Warrant Shares issued to such Investor have been sold pursuant to a registration statement;

               (d) furnish to the Placement Agent and to the Investor with respect to the Shares and the Warrant Shares registered under the Registration Statement such number of copies of the Registration Statement, prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as they may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares and/or the Warrant Shares by the Investor; provided, however, that the obligation of the Company to deliver copies of prospectuses or preliminary prospectuses to the Investor shall be subject to the receipt by the Company of reasonable assurances from the Investor that the Investor will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses;

               (e) bear all expenses in connection with the procedures in paragraph (a) through (d) of this Section 7.1 and the registration of the Shares and the Warrant Shares pursuant to the Registration Statement; and

               (f) advise the Investors, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

                                       8.

     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 7.1 that the Investor shall furnish to the Company such information regarding itself, the Shares and the Warrant Shares to be sold by Investor, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Shares and the Warrant Shares.

          7.2 Transfer of Shares and/or Warrant Shares After Registration; Suspension.

               (a) The Investor agrees that it will not effect any Disposition of the Shares or the Warrant Shares or its right to purchase the Shares or the Warrant Shares that would constitute a sale within the meaning of the Securities Act except (i) as contemplated in the Registration Statement referred to in
Section 7.1 and as described below, or (ii) in a transaction exempt from registration under the Securities Act, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution.

               (b) Subject to paragraph (c) below (if applicable), the Company shall: (i) if deemed necessary by the Company, prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Shares and/or the Warrant Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Investor copies of any documents filed pursuant to Section 7.2(b)(i); and (iii) inform each Investor that the Company has complied with its obligations in Section 7.2(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify the Investor to that effect, will use its reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Investor pursuant to Section 7.2(b)(i) hereof when the amendment has become effective).

               (c) Subject to paragraph (d) below, in the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;
(iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares or the Warrant Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; or (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of

                                       9.

the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company shall deliver a certificate in writing to the Investor (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, the Investor will refrain from selling any Shares or Warrant Shares pursuant to the Registration Statement (a "Suspension") until the Investor's receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its reasonable efforts to cause the use of the prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to the Investors.

               (d) Notwithstanding the foregoing paragraphs of this Section 7.2, the Investor shall not be prohibited from selling Shares or Warrant Shares under the Registration Statement as a result of Suspensions on more than two occasions of not more than 30 days each in any 12-month period, unless, in the good faith judgment of the Company's Board of Directors, upon advice of counsel, the sale of Shares or Warrant Shares under the Registration Statement in reliance on this paragraph 7.2(d) would be reasonably likely to cause a violation of the Securities Act or the Exchange Act and result in potential liability to the Company.

               (e) In the event of a sale of Securities or Warrant Shares by the Investor, the Investor must also deliver to the Company's transfer agent, with a copy to the Company, a Certificate of Subsequent Sale substantially in the form attached hereto as Exhibit C, so that the Securities or Warrant Shares may be properly transferred.

          7.3  Indemnification.

               (a) For the purpose of this Section 7.3:

                   (i) the term "Selling Stockholder" shall include the Investor and any affiliate, officer, director, employee or control person (as defined by Section 15 of the Securities Act) of such Investor;

                   (ii) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

                   (iii) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                       10.

               (b) The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement, or
(ii) any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will reimburse such Selling Stockholder for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Investor prior to the pertinent sale or sales by the Investor.

               (c) The Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Investor specifically for use in preparation of the Registration Statement, and the Investor will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

               (d) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 7.3 (except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend such action) or from any liability otherwise than under this Section 7.3. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists

                                       11.

or shall exist a conflict of interest that would make it inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

               (e) If the indemnification provided for in this Section 7.3 is unavailable to or insufficient to hold harmless an indemnified party under subsection (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investors on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or an Investor on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Investor shall be required to contribute any amount in excess of the amount by which the gross amount received by the Investor from the sale of the Shares and/or Warrant Shares to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Investors' obligations in this subsection to contribute are several in proportion to their sales of Shares and/or Warrant Shares to which such loss relates and not joint.

               (f) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations

                                       12.

regarding the provisions hereof including, without limitation, the provisions of this Section 7.3, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 7.3 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Act and the Exchange Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions may be contrary to certain of the provisions of this Section 7.3, and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this Section
7.3 and further agree not to attempt to assert any such defense.

     8. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (iii) if delivered by International Federal Express, two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered as addressed as follows:

            (a)     if to the Company, to:

                    Hollis-Eden Pharmaceuticals, Inc.
                    9333 Genesee Avenue, Suite 200
                    San Diego, California 92121

                    Attn:  Daniel Burgess,
                           Chief Operating Officer and Chief Financial Officer and

                           Eric Loumeau,
                           Vice President and General Counsel
                    Phone: (858) 587-9333
                    Telecopy: (858) 587-0896

            (b)     with a copy mailed to:

                    Cooley Godward LLP
                    4401 Eastgate Mall
                    San Diego, CA 92121

                    Attn: Thomas A. Coll
                    Phone: (858) 550-6013
                    Telecopy: (858) 550-6420

            (c) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

                                       13.

     9. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

     10. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     11. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to the principles of conflicts of law.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

     14. Confidential Disclosure Agreement. Notwithstanding any provision of this Agreement to the contrary, any confidential disclosure agreement previously executed by the Company and the Investor in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.

                                       14.

                                    Exhibit A

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                                 FORM OF WARRANT

                                      A-1.

                                    Exhibit B

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                         STOCK CERTIFICATE QUESTIONNAIRE

     Pursuant to Section 3 of the Agreement, please provide us with the following information:

1. The exact name that your Securities are to be _______________ registered in (this is the name that will appear on your stock certificate(s) and your Warrant(s)). You may use a nominee name if appropriate:

2.   The relationship between the Investor and the            _______________
     registered holder listed in response to item 1 above:

3.   The mailing address of the registered holder listed in   _______________
     response to item 1 above:

4. The Social Security Number or Tax Identification Number _______________ of the registered holder listed in the response to item 1 above:

                           B-1.

                                    Exhibit C

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                         CERTIFICATE OF SUBSEQUENT SALE

American Stock Transfer & Trust

     RE: Sale of Shares and/or Warrant Shares of Common Stock of Hollis-Eden Pharmaceuticals, Inc. (the "Company") pursuant to the Company's prospectus dated _______________, 2001 (the "prospectus")

Dear Sir/Madam:

     The undersigned hereby certifies, in connection with the sale of shares of Common Stock of the Company included in the table of Selling Stockholders in the prospectus, that the undersigned has sold the Shares and/or Warrant Shares pursuant to the prospectus and in a manner described under the caption "Plan of Distribution" in the prospectus and that such sale complies with all applicable securities laws, including, without limitation, the prospectus delivery requirements of the Securities Act of 1933, as amended.

     Selling Stockholder (the beneficial owner):_______________________________

     Record Holder (e.g., if held in name of nominee):_________________________

     Restricted Stock Certificate No.(s):______________________________________

     Number of Shares Sold:____________________________________________________

     Number of Warrants Shares Sold:___________________________________________

     Date of Sale:_____________________________________________________________

     In the event that you receive a stock certificate(s) representing more shares of Common Stock than have been sold by the undersigned, then you should return to the undersigned a newly issued certificate for such excess shares in the name of the Record Holder and BEARING A RESTRICTIVE LEGEND. Further, you should place a stop transfer on your records with regard to such certificate.

                                   Very truly yours,

                                   By:_________________________________________

                                   Print Name:_________________________________

                                   Title:______________________________________

                                   Dated:______________________________________

cc:  Legal Department
     Hollis-Eden Pharmaceuticals, Inc.
     9333 Genesee Avenue, Suite 200
     San Diego, California  92121

                                      C-1.

                                   SCHEDULE 1

The Company has entered into Stock and Warrant Purchase Agreements with each of the investors set forth below. Such agreements are identical to the Form of Stock and Warrant Purchase Agreement to which this Schedule 1 is attached, except as to the parties thereto, the number of shares purchased by each investor, the aggregate purchase price for the shares and the number of shares issuable pursuant to warrants.


                                                                                               NUMBER OF

                                                                                                SHARES

                                                                      AGGREGATE                ISSUABLE
                                               NUMBER OF              PURCHASE                PURSUANT TO
           INVESTOR NAME                        SHARES                PRICE ($)                 WARRANTS
Vertical Ventures Investments LLC               500,000               4,500,000                  50,000

Rochdale Investment Management, LLC              55,555                 499,995                   5,556

Jackson Square Partners, L.P.                    75,000                 675,000                   7,500

ANDA Partnership                                 75,000                 675,000                   7,500

BlackRock Funds, Micro-Cap Equity               366,667               3,300,003                  36,667
Portfolio

BlackRock Funds, Global Science and             100,000                 900,000                  10,000
Technology Portfolio

The Lynch Foundation                             27,778                 250,002                   2,778

Clarion Capital Corporation                      40,000                 360,000                   4,000

Clarion Partners, L.P.                           20,000                 180,000                   2,000

Clarion Offshore Fund Ltd.                       20,000                 180,000                   2,000